UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUNSET FINANCIAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunset Financial Resources, Inc. is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to the definitive proxy statement and accompanying proxy card filed with the Commission on September 8, 2006 and to be used in connection with the special meeting of stockholders of Sunset scheduled to be held on October 6, 2006. Sunset urges stockholders to read its definitive proxy statement because it contains important information.

On October 6, 2006, Sunset issued the following press release:

Company Contact: Stacy M. Riffe Chief Executive Officer (904) 425-4365 sriffe@sfous.com	Investors: KCSA Worldwide Jeffrey Goldberger 212.896.1249 jgoldberger@kcsa.com

SUNSET FINANCIAL RESOURCES TO HOLD STOCKHOLDER MEETING

TODAY TO VOTE ON ALESCO MERGER

Sunset Announces Status of Tender Offer

JACKSONVILLE, Florida, October 6, 2006 – Sunset Financial Resources, Inc. (NYSE: SFO) today announced that it was convening a meeting of its stockholders at 9:00 am Eastern time today to vote on its previously announced merger with Alesco Financial Trust. Sunset expects that it will take some time to tabulate the results of the vote on the merger. Sunset is offering to purchase up to 2,652,553 shares in the tender offer at a price of $8.03 per share. Sunset will not accept shares for payment under the tender offer unless and until it has received the requisite stockholder vote and the other conditions to the offer and merger are satisfied. Sunset intends to extend the offer until immediately prior to the closing of the merger. Sunset hopes to close the offer and the merger today.

Sunset has been informed by the NYSE that the NYSE intends to halt trading in the Sunset shares on the NYSE pending announcement of the results of the tender offer.

According to the depositary for the tender offer, approximately 140,250 shares have been tendered as of the close of business on October 4, 2006. Sunset has approximately 10,513,100 shares outstanding and the shares tendered represent approximately 1.3% of the outstanding shares.

Following the merger, Sunset will change its name to Alesco Financial Inc. and will trade on the NYSE under the ticker symbol AFN.

Sunset expects to announce the results of the vote later today, but does not presently intend to issue interim announcements.

About Sunset Financial Resources

Sunset Financial Resources, Inc. is a specialty finance REIT headquartered in Jacksonville, Florida and trades on the New York Stock Exchange under the symbol “SFO”.

Additional Information About These Transactions

Sunset stockholders are urged to read the proxy statement for the merger and the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information regarding the merger and the offer. Stockholders can obtain a copy of the proxy statement, tender offer statement, letter of transmittal and other related materials free of charge from the SEC’s web site, www.sec.gov, from the information agent for the merger and the tender offer, MacKenzie Partners, Inc., by calling (800) 322-2885 (call toll-free), or by directing a request to sriffe@sfous.com. We urge Sunset stockholders to carefully read those materials prior to making any decision with respect to the merger and the tender offer.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Sunset and Alesco caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sunset and Alesco, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: factors that affect the timing or ability to complete the transactions contemplated herein; the risk that the business will not be integrated successfully; the risk that cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with lenders, other counterparties, or employees; competition and its effects on pricing, spending, third-party relationships and revenues; the failure of the companies to successfully execute their business plans, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Sunset’s filings with the SEC, which are available at the SEC’s web site www.sec.gov. Sunset and Alesco disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

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10245 Centurion Parkway North ¨ Suite 305 ¨ Jacksonville, Florida 32256 ¨ Office (904) 425-4575 ¨ Fax (904) 425-4755